Exhibit 5.1

Floor 4, Willow House, Cricket Square
Grand Cayman
KY1-9010
Cayman Islands

D +1 345 914 5845
By email	T +1 345 949 2648
E dmagee@campbellslegal.com

Happiness Biotech Group Limited	campbellslegal.com
4th Floor, Harbour Place
103 Church Street	Our Ref: RCS/DPM/14793-19598
PO Box 10240	Your Ref:
Grand Cayman, KY1-1002
Cayman Islands	CAYMAN | BVI | HONG KONG

12 November 2020

Dear Sirs

Happiness Biotech Group Limited

We have acted as Cayman Islands legal advisers to Happiness Biotech Group Limited (the "Company"), a Cayman Islands exempted company, in connection with the Company’s registration and offerings of any combination of an indeterminate number of Ordinary Shares, par value US$0.0005 per share (“Ordinary Shares”), preferred shares, warrants, rights, and units, each of which may be offered from time to time at prices to be determined at the time of any such offering (the “Registered Securities”). The aggregate offering price of these securities will not exceed US$80,000,000 or such lesser aggregate amount permitted under General Instruction I.B.5 to Form F-3 under the Securities Act through a Registration Statement on Form F-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date (the "Act"), as to which this opinion is a part, to be filed with the United States Securities and Exchange Commission (the “Commission”).

A	As part of the corporate actions taken and to be taken in connection with the issuance and sale of the Registered Securities (the “Corporate Proceedings”), the Company has informed us that before the Registered Securities are issued and sold under the Registration Statement, the board of directors of the Company (the “Board”) will authorise the issuance and approve the terms of any Registered Securities to be issued and sold from time to time under the Registration Statement, and, in relation to any Preferred Shares effect any necessary amendments to the A&R Memorandum and Articles (as defined below), in each case in a form acceptable to us and Cayman Islands law, and such applicable Corporate Proceedings (hereinafter referred to as the “Board Authorisations”) shall be in full force and effect at the time of any such issuance and sale.
B	The Company has informed us that the Registered Securities will be sold or delivered on a delayed or continuous basis from time to time as set forth in the Registration Statement (and any amendments and/or supplement thereto), the prospectus contained therein and any prospectus supplement. We have been informed by the Company that prior to the sale of any Registered Securities under the Registration Statement, the Company will afford us an opportunity to review the applicable Board Authorisations and, if necessary, amendments to the A&R Memorandum and Articles and operative documents pursuant to which such Registered Securities are to be sold and the Company will file any applicable amendment and/or supplement to the Registration Statement (which may include as an exhibit thereto an amended opinion) or prospectus supplement as we may reasonably consider necessary or appropriate by reason of the terms of the sale of such Registered Securities (“Cayman Review”).

1	Assumptions
1.1	The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Resolutions and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:
(a)	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;
(b)	All signatures, initials and seals are genuine;
(c)	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;
(d)	The A&R Memorandum and Articles remain in full force and effect and are unamended;
(e)	The Resolutions were duly passed in the manner prescribed in the A&R Memorandum and Articles and the resolutions contained in the Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;
(f)	The authorised shares of the Company as set out in the A&R Memorandum and Articles have not been amended; and
(g)	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Memorandum and Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.
2	Documents Reviewed
2.1	We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:
(a)	A copy of the Registration Statement as provided and to be filed with the Commission on or about the date of this opinion;

(b)	A copy of the certificate of incorporation issued by the Registrar of Companies in the Cayman Islands on 9 February 2018;
(c)	Copies of the statutory registers of directors and officers and mortgages and charges of the Company as maintained at its registered office in the Cayman Islands, provided by Harneys Corporate Services (Asia) Ltd on 9 November 2020 and a copy of the statutory register of members provided by VStock Transfer, LLC as transfer agent on 12 November 2020;
(d)	A copy of the amended and restated Memorandum and Articles of Association of the Company adopted by special resolutions dated 27 March 2019 and as filed with the Registrar of Companies on 28 October 2019 (the "A&R Memorandum and Articles");
(e)	Certificate of Good Standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 11 November 2020 (the "Certificate of Good Standing");
(f)	Copies of the written resolutions of the Board dated 29 October 2020 (the "Resolutions"); and
(g)	The records of proceedings of the Company on file with, and available for inspection on 6 November 2020, at the Grand Court of the Cayman Islands.
3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2	The issue and allotment of the Registered Securities has been duly authorised, and when allotted, issued and paid for as contemplated as described in the Registration Statement, the Registered Securities will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).
3.3	When a warrant as contemplated by the Registration Statement (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and by the applicable Board Authorisations or other corporate proceedings, has been duly authorised, executed and delivered by the Company, and assuming due execution and delivery by the warrant agent, such warrant and satisfactory Cayman Review, would constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.4	When (a) any rights or units contemplated by the Registration Statement have been duly authorised by the applicable Board Authorisation; (b) the final terms of the rights or units have been duly established and approved; and (c) such rights or units have been duly executed by the Company and countersigned or authenticated in accordance with the applicable right agreement or unit agreement and delivered to and paid for by the purchasers thereof as contemplated by the Registration Statement (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable Board Authorisations or other corporate proceedings, and satisfactory Cayman Review, such rights or units would constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.5	With respect to each issue of the debt securities contemplated by the Registration Statement, when (a) the Company's Board has taken all necessary corporate action to approve the creation and terms of such debt securities and to approve the issue thereof, the terms of the offering thereof and related matters by applicable Board Authorisation; (b) an indenture relating to the debt securities and the debt securities shall have been authorised and duly executed and unconditionally delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; (c) when such debt securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of debt securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, and (d) satisfactory Cayman Review, such debt securities would constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
4	Qualifications

The opinions hereinbefore given are subject to the following qualifications:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the document are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating to or affecting the rights of creditors;
(b)	enforcement may be limited by general principles of equity;
(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;
(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable inside the Cayman Islands to the extent that performance would be illegal under the laws that jurisdiction;
(e)	an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;
(f)	to the extent that any provision of the document is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the document which imposes additional obligations in the event of any breach or default, or of payment or repayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)	to the extent that the performance of any obligation arising under the document would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands; and
(h)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.
4.2	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.3	In this opinion, the phrase "non-assessable" means, with respect to the Registered Securities, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Registered Securities by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).
4.4	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal matters" and "Enforceability of Civil Liabilities" and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this opinion and an exhibit or otherwise.

Yours faithfully

/s/Campbells

Campbells

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